EXHIBIT 5.2


            [LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON]



                                                      212-859-8280
October 2, 1997                                  (FAX: 212-859-8586)

Countrywide Credit Industries, Inc.
Countrywide Home Loans, Inc.
Countrywide Capital III
4500 Park Granada
Calabasas, CA  91302

Ladies and Gentlemen:

          We are acting as special counsel to Countrywide Credit Industries, Inc., a Delaware corporation (the "Guarantor"), Countrywide Home Loans, Inc., a New York corporation and a wholly-owned subsidiary of the Guarantor (the "Company"), and Countrywide Capital III, a Delaware statutory business trust (the "Trust"), in connection with the preparation of a Registration Statement on Form S-4 of the Trust, the Company and the Guarantor (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the contemplated issuance of (i) $206,200,000 aggregate principal amount of the Company's 8.05% Subordinated Debentures due June 15, 2027, Series B (the "Debentures"), (ii) the related guarantee by the Guarantor as to payments of principal, premium, if any, and interest on the Debentures (the "Debt Guarantee") and (iii) the guarantee by the Guarantor (the "Trust Guarantee") in respect of distributions and payments on liquidation or redemption of the Trust's common securities (the "Common Securities") and its 8.05% Subordinated Capital Income Securities, Series B (the "Capital Securities"), in each case, representing undivided beneficial interests in the assets of the Trust. The Debentures and the Debt Guarantee, which will be issued to the Trust, will be issued pursuant to the Indenture, dated as of June 4, 1997 (the "Indenture"), among the Company, the Guarantor and The Bank of New York, as trustee. The Debentures and the Debt Guarantee will be exchanged for the Company's 8.05% Subordinated Debentures due June 15, 2027, Series A, and the related guarantee by the Guarantor thereon, in accordance with the terms of the Exchange Offer as described in the Registration Statement. The Trust Guarantee will be issued to The Bank of New York, as trustee for the benefit of the holders of the Capital Securities and the Common Securities ("Guarantee Trustee"), pursuant to a Guarantee Agreement, dated as of June 4, 1997, between the Guarantor and The Bank of New York, as Guarantee Trustee.

          We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all original and certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. We also have assumed, with respect to all parties to agreements or instruments relevant hereto other than the Company and the Guarantor, that such parties have the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), and that when executed and delivered by such parties, such agreements or instruments will be the valid, binding and enforceable obligations of such parties. As to various questions of fact relevant to such opinions, we have relied upon, and have assumed the accuracy of certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, the Guarantor, the Trust and others. With respect to the opinion expressed in paragraph 2 below, we have relied with your permission on the opinion of Morris, Nichols, Arsht & Tunnell of even date herewith with respect to matters of Delaware trust law. To the extent that such opinion contains qualifications, assumptions and exceptions, we are incorporating such qualifications, assumptions and exceptions herein.

          Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:

          1. When (i) the Debt Guarantee has been duly endorsed on the Debentures and executed in accordance with the terms of the Indenture and (ii) the Debentures have been duly executed and authenticated in accordance with the terms of the Indenture and issued as contemplated in the Registration Statement, the Debentures will constitute valid and binding obligations of the Company and the Debt Guarantee will constitute a valid and binding obligation of the Guarantor, subject in each case to (i) applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other similar laws now or hereafter in effect affecting creditors' rights and remedies generally and (ii) general principles of equity, including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether considered in a proceeding in equity or at law.

          2. The Trust Guarantee constitutes a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other similar laws now or hereafter in effect affecting creditors' rights and remedies generally and (ii) general principles of equity, including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether considered in a proceeding in equity or at law.

          This opinion is expressly limited to the laws of the State of New York and, to the extent required by the foregoing opinions, the General Corporation Law of the State of Delaware, each as currently in effect.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                              Very truly yours,

                                       FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

                                       By:  /s/ Kenneth R. Blackman
                                          ------------------------------------
                                                Kenneth R. Blackman